Exhibit 99.1

Adverum Biotechnologies Reports First Quarter 2024 Financial Results and Provides Pipeline Highlights
- Phase 2 LUNA interim analysis to be presented at ASRS Annual Scientific Meeting on July 17th, 2024 in Stockholm, Sweden -
- $193.3 million in cash, cash equivalents and short-term investments expected to fund operations into late 2025 -

REDWOOD CITY, Calif., May 9, 2024 - Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company pioneering the use of gene therapy as a new standard of care for highly prevalent ocular diseases, today reported financial results for the first quarter of 2024. The company also provided recent pipeline highlights.
“Building upon our potentially best-in-class product profile at both the 2E11 and 6E10 doses of Ixo-vec, and supported by the strong dataset from our first-in-human OPTIC trial, we are excited to present additional data from the LUNA trial at ASRS this summer,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “Our presentation will feature a 26-week landmark interim analysis, which is expected to serve as the basis of our FDA end-of-Phase 2 meeting. As the LUNA dataset matures, we look forward to confirming the optimal dose(s) and prophylactic regimen for pivotal studies and demonstrating that Ixo-vec can deliver a target product profile that has the potential to shift the treatment paradigm for patients with wet AMD.”

Ixo-Vec Program Highlights:
•LUNA Phase 2 Interim Analysis to be presented at ASRS:
◦In April 2024, we announced that the company will present the 26-week landmark interim analysis from its ongoing LUNA Phase 2 study of ixoberogene soroparvovec (Ixo-vec) for the treatment of wet age-related macular degeneration (wet AMD) at the American Society of Retina Specialists (ASRS) Annual Scientific Meeting being held in Stockholm, Sweden from July 17 - 20, 2024.
•Preliminary Ixo-vec LUNA Trial Data at Macula Society 2024:
◦In February 2024, we announced positive preliminary efficacy and safety data from the ongoing LUNA Phase 2 trial of Ixo-vec in patients with wet AMD at the 47th Annual Meeting of the Macula Society in Palm Springs, California.
◦LUNA patients treated with either the 2E11 or 6E10 dose of Ixo-vec experienced potentially best-in-class reduction in annualized anti-vascular endothelial growth factor (VEGF) injections and percentage of patients free of injections through 26 weeks.
▪Patients at the 2E11 and 6E10 doses had mean 94% and 90% reductions, respectively, in annualized anti-VEGF injections.
▪85% and 68% of patients at the 2E11 and 6E10 doses, respectively, received no supplemental injections through 26 weeks.

◦Maintained or improved mean BCVA and mean CST at both dose levels.
◦Ixo-vec continued to be generally well tolerated, with cases of intraocular inflammation responsive to local corticosteroids.
◦No Ixo-vec related serious adverse events, episcleritis, vasculitis, retinitis, choroiditis, vascular occlusion or hypotony were reported.

Anticipated Milestones
•2024: Continued FDA and EMA formal and informal regulatory interactions
•July 2024: Presentation of landmark LUNA 26-week interim analysis at ASRS Annual Scientific Meeting
•4Q 2024: Ixo-vec Phase 3 program and regulatory update
•1Q 2025: Presentation of landmark LUNA 52-week analysis
•H1 2025: Initiation of Phase 3 trial

Inducement Grant
On May 6, 2024, the Compensation Committee of Adverum’s Board of Directors granted a new non-executive employee a stock option to purchase 21,000 shares of Adverum’s common stock in connection with the commencement of their employment pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4), as an inducement that is material to their entering into employment with Adverum. The option has a per-share exercise price of $10.66 per share, the closing sales price of Adverum’s common stock on The Nasdaq Capital Market on the grant date. The award was granted under the Adverum Biotechnologies, Inc. 2017 Inducement Plan, as amended and restated, and will vest over four years, subject to continued service with Adverum.

Financial Results for the Three Months Ended March 31, 2024
•Cash, cash equivalents and short-term investments were $193.3 million as of March 31, 2024, compared to $96.5 million as of December 31, 2023. Adverum expects its cash, cash equivalents and short-term investments to fund operations into late 2025.
•Research and development expenses were $15.4 million for the three months ended March 31, 2024, compared to $21.1 million for the same period in 2023. Research and development expenses decreased due to lower material production and bioanalytics, lower license fees, lower facilities related expenses and lower compensation expenses. Stock-based compensation expense included in research and development expenses was $1.1 million for the first quarter of 2024.
•General and administrative expenses were $11.4 million for the three months ended March 31, 2024, compared to $12.8 million for the same period in 2023. General and administrative expenses decreased due to lower depreciation expense, lower consultancy and contractor fees and lower facilities related expense due to fewer premises leased in the current period. Stock-based compensation expense included in general and administrative expenses was $3.0 million for the first quarter of 2024.
•Net Loss was $24.8 million, or $1.50 per basic and diluted share, for the three months ended March 31, 2024, compared to $29.1 million, or $2.90 per basic and diluted share for the same period in 2023.

About Wet Age-Related Macular Degeneration
Wet AMD, also known as neovascular AMD or nAMD, is a VEGF driven advanced form of AMD affecting approximately 10% of patients living with AMD associated with the build-up of fluid in the macula and the retina. Wet AMD is a leading cause of blindness in people over 65 years of age, with approximately 20 million individuals worldwide living with this condition. New cases of wet AMD are expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases. Additionally, wet AMD is a bilateral disease, and incidence of nAMD in the second eye is up to 42% in the first two to three years. The current standard of care requires frequent life-long repeated bolus injections of anti-VEGF in the eye. IVT gene therapy has the promise to preserve vision and reduce most or all injections for the life of the patient by delivering stable therapeutic levels of anti-VEGF to control macular fluid.

About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, the U.S. Food and Drug Administration granted Fast Track designation for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the European Medicines Agency and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements associated with the Company’s cash sufficiency and runway, potential benefits of Ixo-vec as a one-time IVT injection for the treatment of wet AMD, including the potential best-in-class clinical activity of Ixo-vec, the anticipated timing of preliminary and interim data from the Phase 2 LUNA trial and initiation of a Phase 3 trial, and its potential to improve vision outcomes, and other statements containing the words “anticipates,” “expects,” “potential,” “target,” “will” and similar expressions. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: risks associated with market conditions. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s most recent Annual Report on Form 10-K filed with the SEC, as updated by any subsequent reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate, Investor and Media Inquiries
Adverum Biotechnologies, Inc.
E: ir@adverum.com

Adverum Biotechnologies, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	March 31,	December 31,
	2024	2023
	(Unaudited)	(1)
Cash and cash equivalents, and marketable securities	$193,328	$96,526
Total assets	267,828	173,010
Total current liabilities	21,549	24,914
Total liabilities	85,540	89,541
Total stockholders' equity	182,288	83,469

(1) Derived from Adverum’s annual audited consolidated financial statements.

Adverum Biotechnologies, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share data)
	Three months ended March 31,
	2024	2023
	(Unaudited)

License revenue	$—	$3,600

Operating expenses:
Research and development	15,410	21,059
General and administrative	11,429	12,780
Total operating expenses	26,839	33,839
Operating loss	(26,839)	(30,239)
Other income, net	2,052	1,200
Net loss before income taxes	(24,787)	(29,039)
Income tax provision	—	(17)
Net loss	(24,787)	(29,056)
Net loss per share — basic and diluted	$(1.50)	$(2.90)
Weighted-average common shares outstanding - basic and diluted	16,479	10,030